Exhibit 99.5

Date: 26 August, 2022

To: CBL International Limited

Suite 19-9-6, Level 9, UOA Centre, No. 19 Jalan Pinang

50450 Kuala Lumpur, Malaysia

RE: Legal Opinion Regarding Certain PRC Law Matters

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for CBL International Limited (the “Company”), a company incorporated under the laws of the Cayman Islands solely in connection with the offering and the sales of a certain number of the Company’s ordinary shares (the “Offering”) pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

A. Definition

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “Majestic Energy” means Majestic Energy (Shenzhen) Co. Limited; (D) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (E) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

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In so acting, we have examined the copies or otherwise identified to our satisfaction, of the documents provided to us by the Company, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

B. Assumptions

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1) the genuineness of all the signatures, seals and chops;

(2) the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information (including factual statements) provided to us by the Company, Majestic Energy in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, Majestic Energy have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10) that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

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C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	With Respect to the Corporate Structure

Based on our understanding of the current PRC Laws, the ownership structures of the Majestic Energy is in compliance, and immediately after this Offering will comply, with applicable PRC Laws. The descriptions of the corporate structure of the Majestic Energy are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.

(2)	With respect to the M&A Rules

The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering under the prospectus are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required for the Offering because the Company established its PRC subsidiary, Majestic Energy, by means of direct investment rather than by merger with or acquisition of PRC domestic companies.

(3)	Taxation

The statements set forth in the Registration Statement under the heading “Taxation-People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(4)	Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Our History and Structure”, “Regulations”, and elsewhere insofar, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(5)	Industry supervision

1)	According to Article 7 of the Measures for Cybersecurity Review which was took effect on February 15, 2022, operators that possess personal information of more than one million users must report to the Cybersecurity Review Office for cybersecurity review when they go abroad for listing. Enterprises involved in network data security are subject to key restrictions by government in their listing. However, our listing won’t be subject to review under China’s proposed Measures for Cybersecurity Review.

2)	Article 13 of the Opinions on Further Reducing Students’ Homework Burden and off Campus Training Burden at the Stage of Compulsory Education, issued in July 2021, stipulates that discipline training institutions shall not list for financing and capitalization operation is strictly prohibited; listed companies shall not invest in discipline training institutions through stock market financing, and shall not purchase the assets of discipline training institutions by issuing shares or paying cash. The listing of enterprises involved in education and training industry is subject to the key restrictions by government, whereas the business scope of Majestic Energy does not involve in education and training.

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D. Qualifications

This opinion is subject to the following qualifications:

(1) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3) Our opinions are subject to 1) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and 2) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4) Our opinions are subject to the effects of 1) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; 2) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; 3) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and 4) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(6) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts.

(7) We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

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(8) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with the Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm

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